Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED JUNE 30, 2015

– Average production for the quarter 13,528 Boe per day, up 10% over

2014 despite reduced capital spending –

– Quarterly LOE of $15.64 per Boe, down 40% compared to 2014 –

– Quarterly cash-based G&A down 31% compared to 2014, to $3.87 per Boe –

– Approximately $100 million of availability under revolving credit facility –

Denver, Colorado – August 10, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter and six months ended June 30, 2015.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “The second quarter of 2015 was strong for Resolute, and notable for many reasons. Average daily production increased to a record quarterly level, even as we stood-down all drilling activity.  Higher production volumes, combined with aggressive cost control and advantageous hedge positions enabled the Company to hold Adjusted EBITDA flat as compared to the prior year period, despite revenue per barrel of oil equivalent (“Boe”) that was 50 percent lower than that received in the comparable prior year period.  Our cost control efforts yielded exceptional results, as we reduced our quarterly lease operating expenses 40 percent to $15.64 per Boe and cash-based general and administrative expense 31 percent to $3.87 per Boe as compared to the prior year period. Both the lease operating and general and administrative results are better than our public guidance.

“We have taken steps to strengthen our balance sheet, and at the end of the quarter our bank debt was $160 million, significantly less than the $240 million of bank debt on our books at the end of the first quarter.  Our revolving bank credit facility has a borrowing base of $260 million, with availability of approximately $100 million, more than sufficient to run the business. Our strong operational and financial performance has kept us well within our credit agreement covenants.

“We continue to believe that our Midland and Delaware Basin drilling opportunities are economic even in the currently depressed commodity price environment, and we will continue to explore financial structures and joint ventures to increase our level of activity.  With respect to our strategic initiative of pursuing asset sales to reduce leverage and strengthen our balance sheet, we have received bids for our Hilight Field assets and we are diligently working through the process.

“Production continues to be stable and above the public guidance that we issued on February 11, 2015.  Despite the sale of our Howard and Martin County properties, which produced 610 net Boe per day in the fourth quarter of 2014, we remain confident in our 2015 public guidance of 12,000 to 13,000 Boe per day. We are also on track to meet our annual capital guidance of $45 million to $50 million.  Capital was front-end loaded with approximately $30 million spent as of June 30, 2015.”

Operations Update

Permian Basin

Our Permian Basin assets followed up their strong first quarter results with an even more impressive second quarter performance.  Production for the quarter averaged 5,566 Boe per day, up three percent sequentially and 28 percent year over year.  While production increased in the Permian Basin, lease operating expenses declined seventeen percent sequentially and 41 percent year over year.  Capital activity in the second quarter was limited to participation in one non-operated well in the Delaware Basin.

In the Reeves County portion of the Delaware Basin, production increases were driven by a full quarter of production from three horizontal wells completed in the first quarter in our Mustang project area.  Two of these wells, the Harpoon 1401BH and the Queen City 0302BH, both 7,500 foot lateral Wolfcamp B wells, are exceeding our type curve after approximately 185 and 165 days of production, respectively.  The third well, the Great Divide 1402BH, a 5,000 foot lateral Wolfcamp B well, is marginally below our shorter lateral type curve after approximately 185 days of production but still appears to be a strong well.  Also in our Mustang project area, during the second quarter we participated in the drilling of one non-operated, horizontal Wolfcamp A well, the Thunderbolt C21-09 01H.  This well was completed on July 12, 2015, and we are monitoring early production results.

In our Gardendale area in the Midland Basin, production for the quarter was higher than forecast due to significantly reduced production downtime.  Our third operating area in the Permian Basin in southeast New Mexico continued to perform above plan due to reduced downtime and improved field efficiencies.  In areas near our Reeves County and Gardendale project areas, we continue to see offset operators release impressive well results, further supporting our view of the prospectivity of this acreage even in times of reduced commodity prices.  In Reeves County, this activity is proving up additional benches including the Wolfcamp A and C and is beginning to test the Wolfcamp D.  In our Gardendale area, this activity is demonstrating the robust economics associated with Lower Spraberry development.

On the operating cost front, our team has continued to focus on efficiency and cost control and the results of these efforts are clearly evident.  As noted above, second quarter aggregate operating costs in the Permian Basin are down 41 percent year over year.  Even more impressive is the 54 percent reduction in per Boe operating costs from $24.75 per Boe in the second quarter of 2014 to $11.39 per Boe in the second quarter of 2015.  In our Gardendale area, costs declined as a result of a reduction in average well failure rates, from nearly eleven failures per month in 2014, our first full year operating this property, to an average of three failures per month in the first half of 2015.  These reduced failures also have a positive effect on production, and are a direct result of the work our team has put into rehabilitating this field since assuming operations in mid-2013.  Our Reeves County operating costs per Boe benefited from the significant increase in production volume compared to the year ago period as we brought additional horizontal wells on line.  In addition to the efficiency-induced savings noted above, all of our Permian Basin assets continue to benefit from the generally lower vendor and materials pricing resulting from lower levels of industry activity.

Currently we have no operated drilling rigs running in the Permian Basin and no additional wells waiting on completion.  We expect to participate in at least one additional non-operated well which will spud in the fourth quarter.  Given this, we believe that we have likely experienced our peak production in the basin for 2015 and will see modest declines through the second half of the year. Notwithstanding these anticipated declines, we expect that production for the year will exceed our base plan, even after the sale of our Howard and Martin County properties earlier this year.

Aneth Field

In Aneth Field, the focus in 2015 has been to improve efficiencies and reduce operating costs. A thirty percent decline in lease operating expense per Boe compared to the same quarter last year resulted in the lowest lease operating expense since we took over Aneth Field operations a decade ago. This dramatic reduction in lease operating expense was achieved through intense focus on cost control while at the same time emphasizing production enhancement and field optimization.  Capital expenditures for the quarter were minimal, with most of the spending directed toward CO2 purchases.

In spite of the reductions in lease operating expense (“LOE”) and limited capital spending, production for Aneth Field at 6,307 Boe per day was essentially flat, both sequentially and compared to the prior year period. Production continues to benefit from ongoing CO2 injection in the Aneth Unit, minimal declines in the McElmo Creek and Ratherford Units and increased gas sales.

Work continues on the evaluation and design of future development opportunities, such as the Desert Creek IIC zone, CO2 injection in McElmo Creek Unit, CO2 injection in Ratherford Unit and sidetracks, laterals and infill drilling opportunities in all three units.

Second Quarter and Six-Month Comparative Results

Resolute recorded a net loss of $259.1 million, or $(3.46) per share, on revenue of $48.4 million during the three months ended June 30, 2015, which included a non-cash impairment charge of $210 million.  This compares to a net loss of $16.1 million, or $(0.22) per share, on revenue of $88.5 million during the three months ended June 30, 2014.

For the six months ended June 30, 2015, Resolute recorded a net loss of $467.3 million or $(6.26) per share, on revenue of $89.5 million, which included a non-cash impairment charge of $430 million. This compares to net loss of $19.7 million, or $(0.27) per share, on revenue of $179.3 million during the six months ended June 30, 2014.

Second Quarter and Six Months 2015 Results Compared to

Second Quarter and Six Months 2014 Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ thousands, except per-Boe amounts)		($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	573	569	1,149	1,124
Permian	507	396	991	809
Wyoming	151	154	306	316
North Dakota[1]	—	1	—	5
Total production	1,231	1,120	2,446	2,254

Daily rate (Boe)	13,528	12,311	13,514	12,454

Revenue per Boe (excluding commodity derivative settlements)	$39.31	$78.96	$36.60	$79.56
Revenue per Boe (including commodity derivative settlements)	$53.93	$72.44	$53.85	$74.21

Revenue	$48,396	$88,459	$89,529	$179,337
Commodity derivative settlements	17,988	(7,303)	42,178	(12,053)
Revenue, net of derivative settlements	66,384	81,156	131,707	167,284

Operating expenses:
Lease operating expense	$19,416	$29,390	$39,772	$58,044
Production and ad valorem taxes	6,396	10,015	12,286	20,613
Depletion, depreciation, amortization and asset retirement obligation accretion	26,602	31,625	58,514	63,533
Impairment of proved oil and gas properties	210,000	—	430,000	—
General and administrative expense	7,530	10,497	14,841	19,140
Restricted cash awards	347	—	347	—

Net loss	$(259,107)	$(16,120)	$(467,329)	$(19,668)

Adjusted EBITDA	$35,532	$35,714	$70,338	$76,838

1 North Dakota properties were disposed of in March 2014.

Adjusted EBITDA (a non-GAAP measure): During the second quarter of 2015 Resolute generated $35.5 million of Adjusted EBITDA, or $28.86 per Boe, a one percent decrease from the prior year period during which Resolute generated $35.7 million of Adjusted EBITDA, or $31.88 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased commodity pricing ($39.31 per Boe in 2015 compared to $78.96 per Boe in 2014) offset by commodity derivative settlement gains, cost reductions and increased production.

During the first six months of 2015, Resolute generated $70.3 million of Adjusted EBITDA, or $28.76 per Boe, an eight percent decrease from the prior year period during which Resolute generated $76.8 million of Adjusted EBITDA, or $34.09 per Boe. The decrease in Adjusted EBITDA resulted primarily from the reasons noted above.

Production:  Production for the quarter ended June 30, 2015, increased ten percent to 1,231 MBoe, or 13,528 Boe per day, as compared to 1,120 MBoe, or 12,311 Boe per day, during the second quarter of 2014. Production for the six months ended June 30, 2015, increased nine percent to 2,446 MBoe, or 13,514 Boe per day, as compared to 2,254 MBoe, or 12,454 Boe per day, for the six months in 2014.

Second quarter 2015 production from the Company’s Aneth Field properties increased one percent to 6,307 Boe per day as compared to the 6,245 Boe per day produced in the second quarter of 2014, and decreased one percent from the 6,395 Boe per day produced during the first quarter of 2015. During the first half of 2015, production increased two percent to 6,350 Boe per day from the 6,207 Boe per day during the first half of 2014. The increases from the comparable prior year periods were attributable to increased response from tertiary recovery techniques.

Production from the Company’s Permian Basin properties increased 28 percent to 5,566 Boe per day, as compared to the 4,352 Boe per day produced in the second quarter of 2014, and increased three percent from the 5,380 Boe per day produced during the first quarter of 2015.  During the first half of 2015 production increased 22 percent to 5,474 Boe per day from the 4,470 Boe per day during the first half of 2014. The increases from the comparable prior year periods were attributable to the Company’s drilling and completion activity in the area.

Wyoming production during the second quarter decreased three percent to 1,655 Boe per day from the 1,699 Boe per day produced in the second quarter of 2014, and decreased four percent from the 1,725 Boe per day produced during first quarter of 2015. During the first half of 2015 production decreased three percent to 1,690 Boe per day from the 1,747 Boe per day produced during the first half of 2014. The decrease in production from the prior year periods is the result of natural production declines, unplanned well work and temporary shut-downs due to plant maintenance by the third party gatherer and processor of our gas production.

Revenue:  During the second quarter of 2015 Resolute realized an eighteen percent decrease in adjusted revenue (revenue net of commodity derivative settlements) as compared to the prior year quarter due to decreased commodity prices offset by derivative settlement gains and increased production.  Total adjusted revenue for the quarter was $66.4 million, including the effect of commodity derivative settlement gains of $18.0 million.  During the second quarter of 2014 Resolute had total adjusted revenue of $81.2 million, including commodity derivative settlement losses of $7.3 million.

During the first half of 2015, Resolute realized a 21 percent decrease in adjusted revenue as compared to the first half of 2014, due to decreased commodity prices partially offset by derivative settlement gains and increased production. Total adjusted revenue for the six months ended June 30, 2015, was $131.7 million, including realized commodity derivative settlement gains of $42.2 million. For the six months ended June 30, 2014, Resolute had total adjusted revenue of $167.3 million, including commodity derivative settlement losses of $12.0 million.

Operating Expenses:  For the second quarter of 2015, total LOE decreased 34 percent to $19.4 million, or $15.77 per Boe, as compared to second quarter 2014 LOE of $29.4 million, or $26.23 per Boe. Excluding share-based compensation, total LOE per Boe decreased 40 percent to $15.64 per Boe, as compared to second quarter 2014 LOE per Boe of $26.02 per Boe.  The decrease was mainly attributable to operational efficiencies and targeted cost reductions.  Sequentially, total LOE decreased five percent from $20.4 million, or $16.75 per Boe.  Total production taxes decreased by $3.6 million, or 36 percent, to $6.4 million (thirteen percent of revenue) from $10.0 million in 2014 (eleven percent of revenue). Production taxes also decreased on a Boe basis to $5.20 per Boe in 2015 from $8.94 per Boe in 2014 due to decreased revenue from oil and gas activities, which resulted from lower product prices.

For the first six months of 2015, total LOE decreased 31 percent to $39.8 million, or $16.26 per Boe, from 2014 LOE of $58.0 million, or $25.75 per Boe. Excluding share-based compensation, total LOE per Boe decreased 37 percent to $16.11 per Boe, as compared to the first six months of 2014 LOE per Boe of $25.56 per Boe. Total production taxes decreased by $8.3 million, or 40 percent, to $12.3 million (fourteen percent of revenue) as compared to $20.6 million (twelve percent of revenue), and decreased on a Boe basis to $5.02 per Boe in 2015 from $9.14 per Boe in 2014.

For the second quarter of 2015, depletion, depreciation, amortization and accretion (“DD&A”) expenses decreased sixteen percent to $26.6 million as compared to the second quarter of 2014 DD&A expenses of $31.6 million.  DD&A expenses also decreased on a Boe basis to $21.61 per Boe in 2015 from $28.23 per Boe in 2014 due to a decrease in the DD&A rate.  This decrease resulted from a decrease in the 2015 amortization base offset by a ten percent increase in 2015 production.

For the first six months of 2015 DD&A expenses decreased eight percent to $58.5 million as compared to the first six months of 2014 expenses of $63.5 million. DD&A expenses also decreased on a Boe basis to $23.92 per Boe in 2015 from $28.19 per Boe in 2014. The reason for the six month decrease was substantially the same as that discussed for the quarterly decrease.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  We recorded a $210 million and $430 million non-cash impairment of the carrying value of our proved oil and gas properties during the three and six months ended June 30, 2015, respectively, as a result of the ceiling test limitation.  No impairment was recorded during the three and six months ended June 30, 2014.

General and Administrative Expense:  Resolute incurred cash-based general and administrative (“G&A”) expense for the second quarter of 2015 of $4.8 million or $3.87 per Boe in 2015, compared to $6.3 million, or $5.61 per Boe in the comparable 2014 period.  Share-based compensation expense, a non-cash item, represented $2.7 million for the second quarter of 2015 and $4.2 million for the second quarter of 2014.  Including non-cash expenses, Resolute incurred G&A expense for the second quarter of 2015 of $7.5 million as compared to G&A expense of $10.5 million during the comparable period in 2014.  The decrease is mostly attributable to targeted cost reductions associated with salaries, wages and burdens.

Cash-based G&A expense for the first half of 2015 was $9.2 million or $3.78 per Boe, compared to $12.2 million, or $5.42 per Boe in the comparable 2014 period. Share-based compensation expense represented $5.6 million for the first six months of 2015 and $6.9 million for the first six months of 2014. Including non-cash expenses, G&A expense for the first half of 2015 was $14.8 million as compared to G&A expense of $19.1 million during the first half of 2014 due to the reasons noted above.

Restricted Cash Awards: Restricted cash award expense increased to $0.3 million for the second quarter and first half 2015, as compared to no related expense during 2014. On a per-unit basis, restricted cash award expense was $0.28 per Boe and $0.14 per Boe in the second quarter and first half of 2015, respectively. The increased expense is a result of the May 2015 grant of time- and performance-based restricted cash awards under the long-term incentive program for 2015. The time-based awards will vest and be expensed ratably over three years.  The performance-based awards will vest ratably over three years but their fair value will be remeasured at each period-end over their ten-year life.

Capital Expenditures:  During the quarter ended June 30, 2015, Resolute incurred oil and gas related capital expenditures of approximately $7.6 million, excluding divestitures of $42.3 million and capitalized interest of $0.5 million. During the first six months of 2015, Resolute incurred oil and gas related capital expenditures of approximately $30.3 million, excluding divestitures of $42.8 million and capitalized interest of $5.0 million. These capital investments were directed principally toward completion projects in the Permian Basin and the Company’s ongoing tertiary recovery projects in Aneth Field.

Liquidity and Capital Resources: Outstanding indebtedness at June 30, 2015, consisted of $160 million in revolving credit facility debt, $199.1 million of the second lien term loan and $400 million of senior notes.  The borrowing base under the revolving credit facility at June 30, 2015 was $260 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Oil	43,539	79,920	79,883	160,525
Gas	3,416	6,175	7,230	14,161
Natural gas liquids	1,441	2,364	2,416	4,651
Total revenue	48,396	88,459	89,529	179,337
Operating expenses:
Lease operating	19,416	29,390	39,772	58,044
Production and ad valorem taxes	6,396	10,015	12,286	20,613
Depletion, depreciation, amortization, and asset retirement obligation accretion	26,602	31,625	58,514	63,533
Impairment of proved oil and gas properties	210,000	—	430,000	—
General and administrative	7,530	10,497	14,841	19,140
Restricted cash awards	347	—	347	—
Total operating expenses	270,291	81,527	555,760	161,330
Income from operations	(221,895)	6,932	(466,231)	18,007
Other income (expense):
Interest expense, net	(15,854)	(7,577)	(27,011)	(15,373)
Commodity derivative instruments gain (loss)	(21,266)	(22,164)	3,644	(30,098)
Other income (loss)	(92)	8	(85)	9
Total other expense	(37,212)	(29,733)	(23,452)	(45,462)
Loss before income taxes	(259,107)	(22,801)	(489,683)	(27,455)
Income tax benefit	—	6,681	22,354	7,787
Net loss	(259,107)	(16,120)	(467,329)	(19,668)

Net loss per common share:
Basic and diluted	(3.46)	(0.22)	(6.26)	(0.27)
Weighted average common shares outstanding:
Basic and diluted	74,826	73,843	74,612	73,692

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	($ in thousands)		($ in thousands)
Net loss	$(259,107)	$(16,120)	$(467,329)	$(19,668)
Adjustments:
Interest expense, net	15,854	7,577	27,011	15,373
Income tax benefit	—	(6,681)	(22,354)	(7,787)
Depletion, depreciation, amortization and asset retirement obligation accretion	26,602	31,625	58,514	63,533
Impairment of proved oil and gas properties	210,000	—	430,000	—
Stock-based compensation	2,929	4,452	5,962	7,342
Mark-to-market gain	39,254	14,861	38,534	18,045
Total adjustments	294,639	51,834	537,667	96,506
Adjusted EBITDA	$35,532	$35,714	$70,338	$76,838

Earnings Call Information

Resolute will host an investor call on August 11, 2015, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada. The conference call I.D. number is 10070122. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through August 18, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S.  The conference call I.D. number is 10070122.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as

“expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,”

“will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding our production and cost guidance for 2015; anticipated capital expenditures in 2015; anticipated lease operating expenses and general and administrative expenses (including any improvement thereof); our financial condition and management of the Company in the current commodity price environment; future financial and operating results; liquidity and availability of capital; future production, reserve growth and decline rates; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas (EUR); our intention to evaluate and pursue delevering and liquidity enhancing transactions, including financial structures, joint ventures and asset sales; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the anticipated timing, cost and rate of return of such activities, and the

EURs and resource potential of such projects; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute.  Actual results may differ materially from those contained in the forward looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward

Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Finally, production rates, including 24 hour and 30 day IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history.  Also, different operators have different operating philosophies, particularly early in the life of a well.  Finally, the way we calculate and report 24 hour and 30 day IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable.  As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose. You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 5, 2015, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com